Exhibit 10 (iii)A

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT

AND NON-COMPETITION AGREEMENT

AGREEMENT made this 4th day of March, 2013, by and between Drew Industries Incorporated, a Delaware corporation (“Drew”), Lippert Components Manufacturing, Inc., a Delaware corporation (“LCM”), Kinro Manufacturing, Inc., a Delaware corporation (“KMI,” and together with LCM, the “Corporations”) and Scott T. Mereness (the “Executive”).

W I T N E S S E T H:

WHEREAS, on April 9, 2012, LCM, KMI and the Executive entered into an Executive Employment and Non-Competition Agreement (the “Initial Agreement”); and

WHEREAS, the Executive has served as President of Lippert Components, Inc. (“LCI”), parent of LCM, and all other entities of which LCI is a direct or indirect parent or partner, excluding Lippert Holding, Inc., (collectively, the “LCI Entities) and as President of Kinro, Inc., parent of KMI, and all other entities of which Kinro is a direct or indirect parent or partner, excluding Kinro Holding, Inc. (collectively, the “Kinro Entities”); and

WHEREAS, the Executive has been appointed to serve as President and Chief Operating Officer of Drew, parent of the Corporations effective May 10, 2013; and

WHEREAS, Drew, the Corporations and the Executive have agreed on certain compensation and benefits to be provided to the Executive through December 31, 2014 in consideration for his services to Drew, the LCI Entities and the Kinro Entities; and

WHEREAS, Drew and the Corporations do not wish the Executive to compete against Drew, the LCI Entities or the Kinro Entities,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Employment. Drew hereby employs the Executive and the Executive hereby agrees to serve Drew and the Corporations, as President and Chief Operating Officer of Drew and the Corporations. The Executive will perform his duties for Drew, the LCI Entities and the Kinro Entities at their principal executive offices in Goshen, Indiana. Relocation of such executive offices shall be subject to approval of the Board of Directors of Drew, and the Executive shall at no time be required to change the locale of his residence without his consent.

2.             Term. The term of this Agreement shall commence on May 10, 2013 and terminate December 31, 2014 (the “Term”); provided, however, that to the extent the compensation provisions of the Initial Agreement relate to the balance of the Term of this Agreement, such provisions shall remain in effect as the context requires.

3.            Duties. During the Term, the Executive shall exert his best efforts and, subject to the terms and provisions hereof, shall devote substantially all of his time, attention, skills and efforts to the business and affairs of Drew, and will use his best efforts to promote the interests thereof. Consistent with the foregoing, the Executive shall not be precluded from giving appropriate attention to his personal and financial affairs. The Executive shall act in accordance with the policies of Drew and the Corporations as determined from time-to-time by their respective Boards of Directors consistent with this Agreement, and shall perform such services and duties as such Boards of Directors may from time-to-time direct consistent with this Agreement. Performance of the Executive’s services will be reviewed annually by the Drew Compensation Committee.

4.             Base Salary. Drew and the Corporations agree to pay the Executive for his services hereunder aggregate salary (“Base Salary”) of Five Hundred Fifty Thousand ($550,000) Dollars each year during the Term, payable according to the customary payroll practices of Drew and the Corporations.

5.             Performance-based Incentive Compensation.

5.1     Annual Incentive Compensation. In addition to the Base Salary, and subject to Section 5.4 hereof, the Executive shall be entitled to receive, for each year during the Term, performance-based profit incentive compensation (the “RONA Bonus”) as follows:

5.1.1     An amount equal to two (2.0%) percent of the Operating Profits (as defined herein) in excess of eighteen (18%) percent of Net Assets (as defined herein) and up to twenty one (21%) percent of Net Assets; plus

5.1.2     An amount equal to three (3.0%) percent of the Operating Profits in excess of twenty one (21%) percent of Net Assets and up to twenty four (24%) percent of Net Assets; plus

5.1.3     An amount equal to four (4.0%) percent of the Operating Profits in excess of twenty four (24%) percent of Net Assets.

5.2     Long-term Incentive Compensation. In addition to the Base Salary and RONA Bonus, the Executive shall be entitled to receive at the beginning of each year that this Agreement remains in effect a performance-based long-term incentive award (the “LTI Award”) pursuant to which the Executive can earn up to 35,000 shares of Drew Common Stock (the “LTI Shares”) during each Applicable Measurement Period (as defined herein). The LTI Shares can be earned as follows:

5.2.1      if Adjusted EPS (as defined herein) for the second year of the Applicable Measurement Period exceeds the Benchmark EPS (as defined herein) by more than twelve and one-half (12.5%) percent, then the Executive will be entitled to receive up to 12,000 LTI Shares in proportion to the percentage increase in such Adjusted EPS over 12.5% up to a percentage increase of twenty five (25%) percent; plus

5.2.2     if Adjusted EPS for the third year of the Applicable Measurement Period exceeds the Benchmark EPS by more than twenty (20%) percent, then the Executive will be entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 20% up to a percentage increase of forty (40%) percent, less the number of LTI Shares received with respect to the second year of the Applicable Measurement Period.

5.2.3     Any LTI Shares received by the Executive with respect to the second year of the Applicable Measurement Period cannot be disposed of until the expiration of one year from the date of issue; and all or any LTI Shares received by the Executive with respect to the third year of the Applicable Measurement Period can be disposed of at any time after issue; provided, however, that, in each case, the Executive is in compliance with Drew’s stock ownership requirements following such disposition.

5.2.4     Each year that this Agreement remains in effect, the Drew Compensation Committee will grant to the Executive deferred stock units (“DSUs”) representing Eight Thousand Eight Hundred (8,800) shares of Drew Common. One-half of such DSUs will vest at the rate of twenty (20%) each year commencing one year from the date of grant. One-half of such DSUs will vest at the rate of two (2%) percent for each one ($0.01) cent increase in Adjusted EPS for any year in the five years following the year in which such DSUs were granted (the “Vesting Period”) over the Adjusted EPS for the year for which the DSUs are granted, as estimated in good faith by Drew’s Compensation Committee at its regular meeting during the fourth quarter of such year; provided, however, that (i) no DSUs will vest for any year for which Adjusted EPS is less than the highest Adjusted EPS for any prior year in the Vesting Period, and (ii) DSUs will vest only to the extent that Adjusted EPS for any year in the Vesting Period exceeds the highest Adjusted EPS for any prior year in the Vesting Period.

5.3         For purposes of this Agreement:

5.3.1     The term “Operating Profits” means the consolidated income of the LCI Entities and the Kinro Entities combined, calculated before: (i) interest and accretion expense, (ii) interest or dividend income, (iii) intercompany administrative fees charged by Drew to any of the LCI Entities or the Kinro Entities, (iv) taxes based on income, (v) extraordinary items determined in accordance with generally accepted accounting principles, and (vii) the cumulative effect of a change in accounting principles.

5.3.2     The term “Net Assets” means, with respect to the LCI Entities and the Kinro Entities combined: (i) total assets, excluding cash and short-term investments, minus (ii) total liabilities, excluding (a) current and long-term debt, (b) intercompany balances, and (c) income taxes payable or deferred, all as reflected on the monthly Consolidating Balance Sheet of Drew and its subsidiaries; and

5.3.3     The term “Applicable Measurement Period” means, as the context requires, the three year periods (i) from 2012 through 2014, and (ii) from 2013 through 2015, and (iii) from 2014 through 2016.

5.3.4     The term “Adjusted EPS” means the earnings per diluted share as reported by Drew in its consolidated financial statements.

5.3.5     The term “Benchmark EPS” means, for the 2012-2014 Applicable Measurement Period, Adjusted EPS for 2011; and for any Applicable Measurement Period thereafter, it means the Adjusted EPS for the year immediately preceding that Applicable Measurement Period, but not more than 115% or less than 85% of the immediately prior Benchmark EPS.

5.4         Notwithstanding anything to the contrary contained herein, the following shall apply to payment of the RONA Bonus:

5.4.1    The RONA Bonus shall be paid from, and applied against, the annual incentive compensation bonus pools established for the employees of the LCI Entities and the Kinro Entities; provided, however, that the amount of RONA Bonus earned for any year during the Term which cannot be paid from the bonus pools for such year shall be paid from the bonus pools established for the next succeeding year or years.

5.4.2     For any year during the Term, the first $550,000 of RONA Bonus will be paid in cash; 50% of the RONA Bonus in excess of $550,000 (the “Excess Bonus”) will be paid in DSUs; and 50% of the Excess Bonus will be paid in cash. Election by the Executive to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than three years from the date the number of DSUs is determined, and in each case must be made in December of each year preceding the year for which the DSUs could be earned, on a form furnished by Drew or the Corporations.

5.4.3     All cash payments and grants and issuances of DSUs, or LTI Shares shall be made on, or as soon as practicable after, the date on which the Compensation Committee approves the determination of the RONA Bonus or the LTI Shares following Drew’s release of its year-end results of operations, but in no event later than two and one-half months after the end of Drew’s fiscal year for which the LTI Award is earned.

5.5        Nothing in this Agreement, nor any fixing of compensation in the form of Base Salary, RONA Bonus, LTI Award deferred compensation, securities, or otherwise, shall prevent the Compensation Committee from granting to the Executive additional compensation in the form of cash, salary increases, deferred compensation, securities or otherwise.

6.            Compliance.

6.1     Drew, the Corporations and the Executive intend that the provisions of this Agreement shall comply in all respects with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code). Accordingly, notwithstanding anything in this Agreement to the contrary, all elections to defer, distributions, and all other aspects of this Agreement, shall be made in compliance with Section 409A of the Code and any regulations or other guidance thereunder. To the extent required, this Agreement will be revised and amended in order to comply with the provisions of Section 409A of the Code, as amended from time to time, and any regulations or guidance thereunder as described in Notice 2008-13 or other guidance thereunder.

6.2     In no event shall the Executive receive any awards which are deemed to be deferred compensation under the provisions of Section 409A of the Code, unless all aspects of such awards meet the requirements of Section 409A of the Code, provided, however, in the event that any such award(s), at the time the award is granted, is not intended to, or is unable to, meet all of the requirements of Section 409(A), such award(s) shall be paid in cash and not be deferred.

6.3     All compensation, in whatever form, payable pursuant to this Agreement shall be subject in all respects to the terms, provisions and conditions of the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated, as amended from time to time (the “Plan”).

6.4     Notwithstanding anything herein to the contrary, if at the time of the Executive’s “Separation From Service” (as hereinafter defined) the Executive shall be a “specified employee” (within the meaning of Treasury Regulation 1.409A-1(i)), as determined in a uniform manner by the Corporation, and the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), such amount payable to the Executive shall not be paid or commence until the first business day after six months following the Executive’s “Separation From Service” (or if earlier upon his death). The term “Separation From Service” shall mean the Executive’s termination of active employment, whether voluntary or involuntary (other than by death) with the Corporations or any of their affiliated companies within the meaning of Treasury Regulation 1.409A-1(h). The Corporations will determine whether the Executive has terminated active employment (and incurred a Separation From Service) based upon facts and circumstances described in Treasury Regulation 1.409A-1(h)(1)(ii). The Executive shall incur a Separation From Service if the Corporation and the Executive reasonably anticipate that the Executive will not perform any additional services after a certain date or that the level of bona fide services (as an employee or an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed over the immediately preceding 36-month period. The provisions of this Section 6.4 shall only apply if, and to the minimum extent, necessary to comply with Section 409A of the Code, to avoid the Executive’s incurrence of any additional taxes or penalties under Section 409A.

7.            Benefits.

7.1     The Executive and his immediate family shall continue to receive medical coverage at least equivalent, in nature and extent, to the medical coverage afforded to him by LCM prior to the date hereof, and such other reasonable benefits which he has received from LCM prior to the date hereof.

7.2     The Executive agrees to have an annual comprehensive physical examination at the expense of the Corporations (to the extent not covered by insurance) by a physician of his choice.

7.3     The Executive shall be eligible to participate in any pension, retirement, or profit-sharing plan adopted by Drew or the Corporations for the benefit of its executives.

7.4     Drew and the Corporations shall maintain, at no cost to the Executive, disability insurance providing for weekly payments to the Executive, in the event the Executive shall fail or be unable to perform his obligations hereunder, in the amount of not less than $120,000 per year. Such payments shall continue for the maximum available term after the commencement of disability.

7.5     Drew and the Corporations, at their expense, will make available to the Executive one automobile (or an automobile allowance at the option of the Executive), in accordance with Corporations’ automobile policy, together with gasoline, customary insurance, maintenance and license fees, to be used in connection with the business of the LCI Entities and the Kinro Entities.

7.6     The Executive shall be entitled to a vacation in each year during the Term of not less than three (3) weeks.

8.            Expenses. All travel and other expenses incident to the rendering of services by the Executive hereunder in accordance with the travel policies of the LCI Entities and the Kinro Entities will be paid by Drew or the Corporations. If any such expenses are paid in the first instance by the Executive, Drew or the Corporations will reimburse him therefore on presentation of expense vouchers.

9.            Termination.

9.1     If, on account of physical or mental “Disability” (as defined herein) the Executive shall fail or be unable to continue the full performance of his responsibilities for Drew and the Corporations for a continuous period of six (6) months, Drew or the Corporations may, at their option, at any time thereafter, upon thirty (30) days written notice to the Executive, terminate this Agreement, and this Agreement shall come to an end at the end of said notice period as if such date were the termination date of this Agreement. Notwithstanding the termination of the period of employment as aforesaid, the Corporations shall (i) pay the Proportionate RONA Bonus and the Proportionate LTI Shares (both as defined herein), to the Executive, (ii) for a period of one (1) year, pay to the Executive the difference between the Base Salary and the amount of disability payments received by the Executive pursuant to disability insurance provided in accordance with this Agreement and provide the benefits provided in Section 7 hereof, and (iii) deliver, as soon as practicable, the shares of stock deliverable pursuant to outstanding DSUs awarded to the Executive.

9.1.1     “Disability” shall mean a condition of the Executive whereby he either: (i) is unable to continue to fully perform his duties and responsibilities under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Drew and the Corporations. Drew and the Corporations will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose. In the absence of agreement between the Corporations and the Executive, each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to Disability.

9.2     In the event of the death of the Executive during the Term, this Agreement shall terminate on the date of death. In such case, Drew and the Corporations shall continue to pay to the heir or designee of the Executive (i) the Base Salary, and the benefits provided in Section 7 hereof, which the Executive would have been entitled to receive but for such termination, for a period of one (1) year from the date of death of the Executive, and (ii) the Proportionate RONA Bonus and the Proportionate LTI Shares; and all shares of stock deliverable pursuant to outstanding DSUs awarded to the Executive will be delivered, as soon as practicable, to the heir or designee of the Executive.

9.3     Drew or the Corporations shall have the right to terminate this Agreement at any time upon ten (10) days written notice to the Executive if the Executive engages in any “Detrimental Activity”. In such event, this Agreement shall come to an end as of the end of such notice period as if such date were the termination date of this Agreement.

    9.3.1     For purposes of this Agreement, “Detrimental Activity” means (i) the unauthorized rendering of services for any organization or engaging, directly or indirectly, in any business which is competitive with the business of Drew or the Corporations; (ii) the disclosure to any person or entity outside Drew and the Corporations, or use in other than Drew’s or the Corporations’ business, without prior written authorization from Drew and the Corporations, of any “Confidential Information” (as defined herein) or material relating to the business of Drew and the Corporations; (iii) activity that results in termination of the Executive’s services as an employee of Drew or the Corporations for Cause (as defined herein), or (iv) any other conduct or act reasonably determined by Drew and the Corporations to be injurious, detrimental or prejudicial to any interest of the Corporations. “Cause” means willful material breach of the terms of this Agreement, the Plan, or any other agreement between the Executive and Drew or the Corporations, willful misconduct or gross negligence which has an adverse effect, financial or otherwise, on Drew, the Corporations or any of their subsidiaries; dishonesty, embezzlement, fraud, accepting bribery or kickbacks or similar acts involving Drew, the Corporations or any of their subsidiaries, or in connection with employment by Drew or the Corporations or any of its subsidiaries; conviction of, or a plea of guilty or nolo contender to, a felony or any crime involving moral turpitude; or habitual absenteeism as a result of substance abuse.

9.4      If the Executive’s employment is terminated in accordance with Sections 9.1, 9.2, or 9.3 the Corporations shall have the right at their sole discretion, to convert all or any DSUs earned pursuant to the RONA Bonus and the LTI Award into shares of Drew’s Common Stock or into cash equivalent in value to such shares based on the closing price of the Common Stock on the NYSE on notice to the Executive within ten (10) days of the date of termination.

9.5     Subject to Section 6.4 hereof, in the event Drew or the Corporations terminate the Executive’s employment for any reason other than as provided in Section 9.3 hereof, all unvested stock-based awards of the Executive shall immediately become fully vested, except for the LTI Shares, and the Corporations shall pay to the Executive the Proportionate RONA Bonus, plus (iii) the Proportionate LTI Shares;

9.5.1    For purposes of this Section:

(i)         The term “Proportionate RONA Bonus” means, if termination of employment occurs prior to the expiration of any full year during the Term, the RONA Bonus calculated proportionately based on the number of months of employment during such year, over 12; and

(ii)       If termination of employment occurs prior to expiration of any Applicable Measurement Period, (i) each such Applicable Measurement Period shall terminate on December 31 of the year in which termination of employment occurs, and (ii) the Proportionate LTI Shares shall be the LTI Shares calculated as follows:

(A)       If Drew or the Corporations terminate the Executive’s employment in the first year of any Applicable Measurement Period and Adjusted EPS for that year exceeds six (6%) percent, the Executive shall be entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 6% up to a percentage increase of twelve (12%) percent, and

(B)       If Drew or the Corporations terminate the Executive’s employment in the second year of any Applicable Measurement Period and Adjusted EPS for that year exceeds twelve and one-half (12.5%) percent, the Executive shall be entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 12.5% up to a percentage increase of twenty five (25%) percent, and

(C)       If Drew or the Corporations terminate the Executive’s employment in the third year of any Applicable Measurement Period and Adjusted EPS for that year exceeds twenty (20%) percent, the Executive shall be entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 20% up to a percentage increase of forty (40%) percent, less the number of LTI Shares received with respect to the second year of such Applicable Measurement Period, and

(D)       in each case (A)-(C) multiplied by a fraction, the numerator of which shall be the number of months of employment since the first day of each such Applicable Measurement Period and the denominator of which shall be 36, and

 (E)       All shares of stock represented by DSUs due to the Executive pursuant to the Proportionate RONA Bonus shall be issued and delivered to the Executive on the termination date.

9.6           Subject to Section 6.4 hereof, if Drew and the Corporations terminate the Executive’s employment at any time during the last two years of the Term for any reason other than as provided in Sections 9.1, 9.2 or 9.3 hereof, in addition to the payments required by this Section, the Corporations shall pay the Executive, the Base Salary, and the Benefits provided in Section 7 hereof, for a period of two (2) years from the date of termination, payable according to the customary payroll practices of the Corporations.

10.           Non-Competition-Corporate Property-Confidential Information

10.1        During the Term, and for a period of three (3) years from the date of termination or expiration of this Agreement (the “Restricted Period”), the Executive will not, directly or indirectly, undertake or perform services in or for, or render services to, participate in, or have financial interest in, or engage in, any business competitive to that of the business of the LCI Entities, the Kinro Entities or Drew (collectively, the “Affiliated Companies’) or solicit for employment or employ any employee of the Affiliated Companies. For purposes hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which any of the Affiliated Companies are engaged in business during the Restricted Period and involves the development, design, manufacture, marketing, packaging, sale, use in production, or distribution, of any products developed, designed, manufactured, sold, used in production, or distributed, or the offering of any services offered, by any of the Affiliated Companies, whether on the date hereof or as of the termination or expiration date of this Agreement including, but not limited to, products for the manufactured housing (including park and office models), modular housing, recreational vehicle, bus, and boat and other specialty utility trailer, industries; and the Executive will be deemed directly or indirectly to engage in such business if the Executive, or any member of his immediate family participates in such business, or in any entity engaged in or which owns such business, as an officer, director, employee, consultant, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock; the Executive will not, at any time, utilize any tradenames or corporate names used by the Affiliated Companies, or any derivatives of such names, in any business competitive to that of the business of the Affiliated Companies, nor any patent, trademark, tradename, service mark, logo, copyright or similar intellectual property, whether or not registered, of any of the Affiliated Companies. The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Act of 1934 and, if the company in which such investment is made competes with any of the Affiliated Companies, such investment represents less than one (1%) per cent of the outstanding securities of such class.

10.2       The Executive agrees that all products, packaging, inventions, patents, patent applications, designs, creations, ideas, techniques, methods, or any portions thereof, or any improvements or modifications thereon, or any know-how or procedures related thereto, which relate to the business of the Affiliated Companies, conceived, invented, discovered or executed by the Executive, whether or not marketed or utilized by the Affiliated Companies, shall be sole and exclusive property of the Affiliated Companies, without additional compensation payable thereof; and by these presents the Executive hereby assigns to the Corporations any and all right, title and interest he has, or may have, therein.

10.3        The Executive acknowledges and agrees that during, and as a consequence of employment with Drew and the Corporations, he has learned, and he will learn, confidential, proprietary and trade secret information of and about the Affiliated Companies, and has had access to and has been involved in the development and utilization of the Affiliated Companies’ confidential and proprietary business information. “Confidential Information” means information about the Affiliated Companies in whatever form disclosed or known to the Executive as a consequence of his employment by the Corporations which relates to the Affiliated Companies’ business, products, processes, or services that gives them a competitive advantage in the marketplace, including, but not limited to: (a) any information that would be considered a trade secret within the meaning of applicable Federal or state law; (b) information relating to any of the Affiliated Companies’ existing products or services or products or services under development; (c) information relating to the Affiliated Companies’ business dealings with customers or suppliers; (d) confidential customer or prospective customer lists; (e) sales-prices, costs, and profit margins; (f) confidential marketing and advertising programs; (g) financial information; (h) sales performance and strategies; (i) human resources strategies; (j) merger and acquisition plans; and (k) proprietary software or processes utilized by the Affiliated Companies. Confidential Information does not include information that the Executive proves was generally known and readily available to the Affiliated Companies’ competitors through legitimate means. The Executive agrees that he will not, either during the Term or at any time after the termination or expiration of this Agreement, disclose to anyone (except as authorized by Drew and the Corporations in furtherance of their business), publish, or use in competition with the Affiliated Companies, any of their Confidential Information. The Executive further agrees to abide by all rules or regulations that Drew or the Corporations may implement from time to time to further protect their Confidential Information.

10.4        The Executive has carefully considered the nature and extent of the restrictions placed upon him, and the rights and remedies Drew and the Corporations have under this Agreement, and acknowledges and agrees that they are reasonable as to time, territory, and activity; are designed to eliminate unfair competition to the Corporations; do not stifle the Executive’s inherent skill and experience or prohibit the Executive from being gainfully employed in the Executive’s chosen profession; are fully required to protect the legitimate interests in Drew and the Corporations; and do not confer a benefit upon Drew or the Corporations disproportionate to the restrictions imposed upon the Executive, or the consideration given therefor. It is the intention of the parties that, if any court of competent jurisdiction after a hearing on the merits construes any provision or clause of this Section 10, or any portion thereof, to be illegal, invalid or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and in its reduced form, such provision shall then be enforceable and shall be enforced.

10.5        Provided that the Executive’s employment was not terminated by Drew or the Corporations pursuant for Detrimental Activity and for so long as Executive is not in default hereof, during the Restricted Period Drew and the Corporations will provide the Executive with the medical coverage and disability insurance to which he is entitled pursuant to Sections 7.1 and 7.4 hereof, reduced by the medical coverage and disability insurance received by the Executive from other employment or consulting activities.

10.6        The Executive agrees that the obligations created by the restrictions placed upon him by this Section 10, as well as Drew’s and the Corporations’ rights and remedies in connection therewith, are in all respects transferable by Drew and either of the Corporations to any transferee of all or substantially all of the assets of the Corporations, or to the acquirer(s) of Drew’s or either of the Corporation’s capital stock.

11.           Notices.

11.1        All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, telegram, facsimile or other standard form of telecommunication, or by registered or certified post-paid mail, return receipt requested, or by courier, and addressed as follows, or to such other address as any party may notify the other in accordance with the provisions hereof:

To the Corporations:

c/o Lippert Components, Inc.
2703 College Avenue
Goshen, Indiana 46526
Attention: Chief Financial Officer
Telephone: (574) 535-1125
Telecopy: (574) 535-2091

-copy to-

Drew Industries Incorporated

Governance Committee

c/o Wingate Partners
750 St. Paul Street
Dallas, Texas 75201
Attention: Chairman

Telephone: (214) 720-1313
Telecopy: (214) 871-8799

To the Executive:	Scott T. Mereness

12.           Additional Provisions.

12.1       This Agreement constitutes the entire Agreement between the parties, and there are no terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto, or by a writing signed by the parties hereto.

12.2       This Agreement shall inure to the benefit of and be binding upon Drew, the Corporations, their successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives.

12.3       This Agreement shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of Drew or the Corporations or by the merger or consolidation of the Corporations with or into another corporation.

12.4       Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

12.5       This Agreement shall be governed by the internal laws of the State of Indiana without giving effect to principles of conflicts of law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Indianapolis, Indiana over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

12.6       This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument.

12.7       In the event of any proceeding involving a claim or dispute arising under this Agreement, the prevailing party (by motion, on the merits, or otherwise) shall be entitled to recover, in addition to any remedy awarded in such proceeding, all costs and expenses, including actual attorneys fees, incurred by the prevailing party in such proceeding.

12.8       The headings of this Agreement are for the convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

(Signature Page Follows)

IN WITNESS. WHEREOF, the Corporations have caused these presents to be signed by their duly authorized officers, and the Executive has hereunto set his hand the day and year first above written.

DREW INDUSTRIES INCORPORATED By:_________________________________ LIPPERT COMPONENTS MANUFACTURING, INC. By:
KINRO MANUFACTURING, INC By:_________________________________ Scott T. Mereness